CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nushares ETF Trust of our report dated May 28, 2025, relating to the financial statements and financial highlights of Nuveen High Yield Municipal Income ETF and Nuveen Municipal Income ETF, which appears in Nushares ETF Trust’s Certified Shareholder Report on Form N-CSR for the period ended March 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 25, 2025